Exhibit (a)(6)

                                                                  JP MORGAN



Morgan Guaranty
Trust Company of
New York


                                                          May 23, 2000


                    TO:   Participants in the Savings Plans of
                          Champion International Corporation and its Affiliates

                    RE: Exchange Offer by International Paper Company for Champion International Corporation Common Stock


        In accordance with the terms of the Merger Agreement that Champion International Corporation has entered into with International Paper Company, a wholly owned subsidiary of International Paper has commenced an offer to exchange each outstanding share of Champion common stock (the "Shares") for a combination of (i) $50 in cash and (ii) shares of International Paper common stock with a value of $25 (based on the average trading price of International Paper common stock prior to the closing of the exchange offer, except that if the average trading price is less than $34 per share, the number of shares of International Paper common stock will be fixed at .7353). The terms and conditions of the exchange offer are more completely described in the Offer to Exchange and related Letter of Transmittal, copies of which are enclosed.

        Your Savings Plan gives you the power to direct the Savings Plan trustee confidentially whether or not to exchange Shares which you beneficially own in your Savings Plan. A yellow Participant's Instruction Form is enclosed for your purpose. PLEASE USE THE YELLOW PARTICIPANT'S INSTRUCTION FORM TO DIRECT THE TRUSTEE WHETHER OR NOT TO EXCHANGE YOUR SHARES. PLEASE FILL OUT AND RETURN THE YELLOW FORM TO MORGAN GUARANTY TRUST COMPANY OF NEW YORK, THE PLAN TRUSTEE, IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

        Do NOT return the yellow Participant's Instruction Form to Champion or to ChaseMellon Shareholder Services, L.L.C., the exchange agent. Do NOT complete or return the enclosed blue Letter of Transmittal , which is being furnished to you only for your information.

        If you wish to direct the trustee to exchange all or some or none of your Shares in the Savings Plan, you must fill out and sign the enclosed yellow Participant's Instruction Form and return it so that it is received by the trustee before 5:00 P.M. New York City time, Thursday, June 15, 2000 (unless the exchange offer is extended). If you do not complete and return the yellow Participant's Instruction Form in a timely fashion, your Savings Plan provides that the trustee cannot exchange your Shares.

        Cash received upon completion of the exchange offer for any Shares in the Savings Plan which you exchange will be initially invested in the Savings Plan in the Stable Value Fund, and thereafter will be subject to your direction as to reinvestment in accordance with the usual procedures. If you do not exchange your Shares, and the exchange offer is completed without them, then, when the subsequent merger of the International Paper subsidiary with Champion occurs, each Share will be converted into the same consideration which you would have received if you had exchanged your Shares. However, if you do not, in a timely fashion, send a properly executed yellow Participant's Instruction Form directing the trustee to exchange your Shares in the Savings Plan, you will have delayed your ability to reinvest the cash portion of the consideration.

        If you have questions or need additional information, please call Morgan Guaranty Trust Company of New York at 1-800-323-6334.

        IF THE SAVINGS PLAN TRUSTEE DOES NOT RECEIVE A PROPERLY COMPLETED AND SIGNED YELLOW PARTICIPANT'S INSTRUCTION FORM FROM YOU BY 5:00 P.M. NEW YORK CITY TIME, THURSDAY, JUNE 15, 2000 (UNLESS THE EXCHANGE OFFER IS EXTENDED), YOUR SHARES IN THE SAVINGS PLAN WILL NOT BE EXCHANGED IN THE EXCHANGE OFFER.

                             Very truly yours,


                             Morgan Guaranty Trust Company of New York


A subsidiary of
J.P. Morgan & Co.
Incorporated